EXHIBIT 10.51
February 16, 2018

Mr. Christopher A. Chapman
Interim Co-CEO, Senior Vice President, Chief Financial Officer
Diebold Nixdorf, Incorporated
5995 Mayfair Road
N. Canton, Ohio 44720

Dear Chris:

We at Diebold Nixdorf, Incorporated (the “Company”) are pleased to offer you certain terms in acknowledgment of your appointment as interim Co-Chief Executive Officer the Company.

Effective from January 31, 2018 (the “Effective Date”), and in each case as approved by the Compensation Committee of its Board of Directors of the Company, you will be entitled to receive the following as outlined below:

1.
If a Qualifying Separation takes place during the two (2) year period following the date of the appointment of a new Chief Executive Officer of the Company, you will then be entitled to receive 55/5 Treatment with respect to any such outstanding award containing provisions providing 55/5 Treatment pursuant to the terms of an applicable Award Agreement.

2.	Definitions.

2.1.
As used herein, “Qualifying Separation” shall mean (i) the termination of Mr. Chapman’s employment by the Company without cause or (ii) the termination of Mr. Chapman’s employment by Mr. Chapman for good reason. In each case, the existence of a Qualifying Separation shall be determined by the Company’s Board of Directors in its sole discretion by reference to the language of the applicable Award Agreement.

2.2.
As used herein, “55/5 Treatment” shall mean that Mr. Chapman shall be treated as if he has in fact attained the age of fifty-five (55) years old and has completed five (5) or more years of continuous service with the Company prior to his termination for purposes of the applicable Award Agreement.

2.3.
As used herein, “Award Agreement” shall mean certain equity award agreements between the Company and Mr. Chapman, whether currently in effect or which may be entered into in the future, that, at the time of a Qualifying Separation, contemplate the acceleration or continued vesting of certain equity awards upon the attainment by Mr. Chapman of both the age of fifty-five (55) years old and five (5) or more years of continuous service to the Company. As such, any award agreement between the Company and Mr. Chapman entered into prior to 2017 shall not be deemed to be an “Award Agreement” for purposes of this letter.

3.	The terms included in this letter shall expire upon the second anniversary of the date of the appointment of a new Chief Executive Officer of the Company.

North Canton, this ___ day of February 2018

_______________________________ Jonathan B. Leiken

Acknowledged and accepted:

________________________________
Christopher A. Chapman